                                                                   Exhibit 12.01
CITICORP
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In Millions)

                                                                     YEAR ENDED DECEMBER 31,                   Six Months Ended
                                                                                                                   June 30,
EXCLUDING INTEREST ON DEPOSITS:                         2001       2000       1999       1998       1997       2002       2001
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
FIXED CHARGES:
     INTEREST EXPENSE (OTHER THAN
        INTEREST ON DEPOSITS)                            8,316      8,722      7,795      7,308      6,776      3,343      4,363
     INTEREST FACTOR IN RENT EXPENSE                       303        283        235        213        189        150        128
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

        TOTAL FIXED CHARGES                              8,619      9,005      8,030      7,521      6,965      3,493      4,491
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

INCOME:
     INCOME BEFORE TAXES , MINORITY INTEREST AND
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES            15,221     12,876     10,496      6,732      7,664      8,413      7,145
     FIXED CHARGES                                       8,619      9,005      8,030      7,521      6,965      3,493      4,491
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

        TOTAL INCOME                                    23,840     21,881     18,526     14,253     14,629     11,906     11,636
                                                      =========  =========  =========  =========  =========  =========  =========

RATIO OF INCOME TO FIXED CHARGES
     EXCLUDING INTEREST ON DEPOSITS                       2.77       2.43       2.31       1.90       2.10       3.41       2.59
                                                      =========  =========  =========  =========  =========  =========  =========


INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
     INTEREST EXPENSE                                   20,181     22,045     18,606     18,868     16,430      7,648     10,932
     INTEREST FACTOR IN RENT EXPENSE                       303        283        235        213        189        150        128
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

        TOTAL FIXED CHARGES                             20,484     22,328     18,841     19,081     16,619      7,798     11,060
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

INCOME:
     INCOME BEFORE TAXES, MINORITY INTEREST AND
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES            15,221     12,876     10,496      6,732      7,664      8,413      7,145
     FIXED CHARGES                                      20,484     22,328     18,841     19,081     16,619      7,798     11,060
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

        TOTAL INCOME                                    35,705     35,204     29,337     25,813     24,283     16,211     18,205
                                                      =========  =========  =========  =========  =========  =========  =========


RATIO OF INCOME TO FIXED CHARGES
     INCLUDING INTEREST ON DEPOSITS                       1.74       1.58       1.56       1.35       1.46       2.08       1.65
                                                      =========  =========  =========  =========  =========  =========  =========